                                                                    EXHIBIT 11.1
                           TRIDENT MICROSYSTEMS, INC.
                     COMPUTATION OF NET INCOME PER SHARE(1)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              Years Ended June 30,
                                                          ---------------------------
                                                            1997      1996      1995
                                                          -------   -------   -------
Net income                                                $15,340   $16,860   $ 8,011
                                                          -------   -------   -------
Weighted average shares outstanding:
     Common Stock                                          12,970    12,255    11,678
Weighted average incremental common stock equivalents
     from dilutive options and warrants(2)                  1,097     1,168     1,485
                                                          -------   -------   -------
Weighted average common stock shares and equivalents       14,067    13,423    13,163
                                                          -------   -------   -------
                                                          $  1.09   $  1.26   $  0.61
                                                          -------   -------   -------

(1) This Exhibit should be read in conjunction with Note 1 of Notes to Consolidated Financial Statements.

(2)      Computed using the treasury stock method.



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